CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Leatt Corporation, of our report dated March 28, 2023, relating to our audits of the financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Leatt Corporation's Annual Report on Form l0-K for the year ended December 31, 2022.

Fitzgerald & Co, CPAs, P.C.

Vienna, Virginia

July 28, 2023

8150 Leesburg Pike • Suite 500 • Vienna, VA 22182
Phone: 703.847.4600 • Fax: 703.356.4821 • Email: fc@fcocpas.com • Website: http://www.fcocpas.com
Members of: American Institute of Certified Public Accountants PCPS/CAQ • Virginia Society of Certified Public Accountants
MGI Association, an international association of independent CPA firms with members in Principal U.S. and International Cities